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                                                        Exhibit 11
                                                        ----------


                         SYNETIC, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE

                                                  THREE MONTHS ENDED
                                                     SEPTEMBER 30,
                                                    ---------------
                                                    1997     1996
                                                   -------  -------

Primary earnings from operations........  (A)      $ 1,492  $ 2,389

Assumed conversion of convertible
 debentures.............................             1,424        -
                                                   -------  -------

Fully diluted earnings from operations..  (B)      $ 2,916  $ 2,389
                                                   =======  =======

Weighted average shares outstanding.....            17,615   16,796

Dilutive common stock equivalents for
 primary earnings per share using the
 treasury stock method..................             1,830    1,461
                                                   -------  -------

Weighted average shares and common
 equivalent shares outstanding
 for primary earnings per share.........  (C)       19,445   18,257

Additional equivalent shares upon
 assumed conversion of convertible
 debentures.............................             2,750        -
                                                   -------  -------

Weighted average shares and common
 equivalent shares outstanding
 for fully diluted earnings per
 share..................................  (D)       22,195   18,257

EARNINGS PER SHARE

Primary.................................  (A)/(C)  $   .08  $   .13

Fully diluted...........................  (B)/(D)  $   .13  $   .13